UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DURECT Corporation

(Name of Registrant as Specified In Its Charter)

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DURECT CORPORATION

10260 Bubb Road

Cupertino, CA 95014

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 25, 2013

On Tuesday, June 25, 2013, DURECT Corporation (the “Company”), will hold its 2013 Annual Meeting of Stockholders (the “Meeting”) at 10240 Bubb Road, Cupertino, CA 95014. The Meeting will begin at 9:00 a.m. local time.

Only stockholders who owned common stock at the close of business on April 26, 2013 can vote at the Meeting or any adjournment that may take place. At the Meeting, the stockholders will:

1.	Elect three Class I directors of our Board of Directors to serve until the 2016 annual meeting of stockholders;

2.	Hold an advisory vote on executive compensation;

3.	Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the current fiscal year; and

4.	Transact any other business properly brought before the Meeting.

You can find more information about each of these items, including the nominees for directors, in the attached Proxy Statement.

The Board of Directors recommends that you vote in favor of each of the three proposals outlined in the attached Proxy Statement.

We cordially invite all stockholders to attend the Meeting in person. However, whether or not you expect to attend the Meeting in person, please mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Meeting. Alternatively, you may vote your shares on the Internet or by telephone by following the instructions on your proxy card. If you send in your proxy card and then decide to attend the Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Following the Meeting, we will also report on our business results and other matters of interest to stockholders.

By Order of the Board of Directors,

/s/ Matthew J. Hogan

Matthew J. Hogan

Chief Financial Officer and Secretary

Cupertino, California

April 29, 2013

YOUR VOTE IS IMPORTANT!

Important Notice Regarding the Internet Availability of Proxy Materials for the Stockholder Meeting To Be Held on June 25, 2013.

The Proxy Statement, a proxy card and our 2013 Annual Report are available free of charge on the Internet at http://www.RRDEZProxy.com/2013/Durect2013.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. ALTERNATIVELY, YOU MAY VOTE YOUR SHARES ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD OR VOTED.

DURECT CORPORATION

10260 Bubb Road

Cupertino, CA 95014

PROXY STATEMENT

FOR THE

2013 ANNUAL MEETING OF STOCKHOLDERS

JUNE 25, 2013

Our Board of Directors is soliciting proxies for the 2013 annual meeting of stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Meeting. Please read it carefully.

The Board has set April 26, 2013 as the record date for the Meeting. Stockholders of record who owned our common stock on that date are entitled to vote at and attend the Meeting, with each share entitled to one vote. Stockholders who hold shares in “street name” may vote at the Meeting only if they hold a valid proxy from their broker. As of the record date, there were 101,894,463 shares of common stock outstanding and entitled to vote at the Meeting.

Voting materials, which include this Proxy Statement, a proxy card and our 2013 Annual Report, will be mailed to stockholders on or about May 13, 2013. These materials are also available free of charge on the Internet at http://www.RRDEZProxy.com/2013/Durect2013.

Our Annual Report on Form 10-K for the year ended December 31, 2012 is available on the Internet at our website at www.durect.com in the Investor Relations section or through the SEC’s electronic data system called IDEA (formerly EDGAR) at www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you without charge, either: write to Investor Relations, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014 or e-mail Investor Relations at “info@durect.com.”

In this Proxy Statement:

—	“We,” “us,” “our” and the “Company” refer to DURECT Corporation

—	“Annual Meeting” or “Meeting” means the 2013 annual meeting of stockholders

—	“Board of Directors” or “Board” means our Board of Directors

—	“SEC” means the Securities and Exchange Commission

We have summarized below important information with respect to the Annual Meeting.

Time and Place of the Annual Meeting

The Annual Meeting is being held on Tuesday, June 25, 2013, at 9:00 a.m. local time at 10240 Bubb Road, Cupertino, CA 95014. All stockholders who own shares of our stock as of April 26, 2013, the record date, may attend the Annual Meeting.

Purpose of the Proxy Statement and Proxy Card

You are receiving a Proxy Statement and proxy card from us because you owned shares of our common stock on April 26, 2013, the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

When you sign the proxy card, you appoint James E. Brown and Felix Theeuwes as your representatives at the Meeting. James E. Brown and Felix Theeuwes will vote your shares as you have instructed them on the proxy card, at the Meeting. This way, your shares will be voted whether or not you attend the Meeting. Alternatively, you may vote your shares on the Internet or by telephone by following the instructions on your proxy card. Even if you plan to attend the Meeting it is a good idea to complete, sign and return your proxy card in advance of the Meeting just in case your plans change.

Proposals to Be Voted on at This Year’s Annual Meeting

You are being asked to vote on:

1.	The election of three Class I directors to serve on our Board of Directors until our 2016 annual meeting of stockholders;

2.	An advisory vote on the approval of executive compensation; and

3.	The ratification of our appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

The Board of Directors recommends a vote FOR each proposal.

Voting Procedure

You may vote by mail, phone or the Internet.

To vote by mail, please sign your proxy card and return it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted as you instruct. To vote by phone or the Internet, please follow the instructions as listed on the proxy card.

You may vote in person at the Meeting.

We will pass out written ballots to anyone who wants to vote at the Meeting. If you hold your shares in street name, you must request a legal proxy from your stockbroker in order to vote at the Meeting. Holding shares in “street name” means your shares of stock are held in an account by your stockbroker, bank, or other nominee, and the stock certificates and record ownership are not in your name. If your shares are held in “street name” and you wish to attend the Annual Meeting, you must notify your broker, bank or other nominee and obtain the proper documentation to vote your shares at the Annual Meeting.

You may change your mind after you have returned your proxy.

If you change your mind after you return your proxy, you may revoke your proxy at any time before the polls close at the Meeting. You may do this by:

—	signing another proxy with a later date, or

—	voting in person at the Annual Meeting.

Multiple Proxy Cards

If you received more than one proxy card, it means that you hold shares in more than one account. Please sign and return all proxy cards to ensure that all your shares are voted.

Delivery of Documents to Security Holders Sharing an Address

Only one Proxy Statement and annual report is being delivered to you if you share an address with another stockholder, unless we receive contrary instructions from you or one of the other stockholder(s). We will deliver promptly upon written or oral request a separate copy of the Proxy Statement and annual report to you if you share an address to which we delivered a single copy of the documents; this request should be directed to Matthew J. Hogan, Chief Financial Officer, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014, 408-777-4936.

Quorum Requirement

Shares are counted as present at the Meeting if the stockholder either:

—	is present and votes in person at the Meeting, or

—	has properly submitted a proxy card.

A majority of our outstanding shares as of the record date must be present at the Meeting (either in person or by proxy) in order to hold the Annual Meeting and conduct business. This is called a “quorum.”

Consequences of Not Returning Your Proxy; Broker Non-Votes

If your shares are held in your name, you must return your proxy (or attend the Annual Meeting in person) in order to vote on the proposals. If you are a beneficial owner of shares and your brokerage firm or other similar organization does not receive voting instructions from you, your brokerage firm may either:

—	vote your shares on routine matters, or

—	leave your shares unvoted.

If you are a beneficial owner and hold your shares in “street name” through a broker or other nominee and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters but do not have discretion to vote on non-routine matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year (Proposal 3) because that is deemed to be a routine matter, but the broker could not vote your shares for either of the other two proposals on the agenda for the Annual Meeting.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires the affirmative vote of a majority of the shares present and entitled to vote.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This ensures that your shares will be voted at the Meeting.

Effect of Abstentions

Abstentions are counted as shares that are present and entitled to vote for the purposes of determining the presence of a quorum and as votes AGAINST for purposes of determining the approval of any matter submitted to the stockholders for a vote.

Required Vote

Assuming a quorum is present, the three nominees receiving the highest number of votes of shares that are present and entitled to vote will be elected as Class I directors. The vote required to approve the ratification of the independent registered public accounting firm, as set forth in Proposal 3, is the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote.

Proposal 2 is an advisory vote; however, the Compensation Committee and the Board of Directors will consider the voting results on these proposals.

Vote Solicitation; No Use of Outside Solicitors

DURECT Corporation is soliciting your proxy to vote your shares at the Annual Meeting. In addition to this solicitation by mail, our directors, officers, agents, and other employees may contact you by telephone, Internet, in person or otherwise to obtain your proxy. These persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners. We will reimburse these entities and our transfer agent for their reasonable out-of-pocket expenses in forwarding proxy material. We have not retained the services of a proxy solicitor.

Voting Procedures

Votes cast by proxy or in person at the Annual Meeting will be tabulated by a representative of Computershare, our transfer agent, who will act as the Inspector of Election. The Inspector will also determine whether a quorum is present at the Annual Meeting. The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If you are a shareholder of record (that is, if your shares are held in your name and not in street name by a brokerage firm) and you sign, date and return a proxy card but do not give specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement, and the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Meeting Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of votes cast.

We believe that the procedures to be used by the Inspector to count the votes are consistent with Delaware law concerning voting of shares and determination of a quorum.

Publication of Voting Results

We will announce preliminary voting results at the meeting. We will publish the final results in a current report on Form 8-K, which we will file with the SEC within four business days of the meeting. You can get a copy on our website at www.durect.com in the Investor Relations section, by contacting Matthew J. Hogan, our Chief Financial Officer, at (408) 777-4936 or the SEC at (800) 732-0330 for the location of the nearest public reference room, or through the IDEA (formerly EDGAR) system at www.sec.gov.

Other Business

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. However, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to James E. Brown and Felix Theeuwes to vote on such matters at their discretion.

Stockholder Proposals For The 2014 Annual Meeting

To have your proposal included in our proxy statement for our 2014 annual meeting, you must submit your proposal in writing no later than January 13, 2014 to Matthew J. Hogan, Chief Financial Officer and Secretary,

DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014. Any such proposal must also comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations thereunder, as well as our bylaws, which may be obtained free of charge by written request to Matthew J. Hogan, Chief Financial Officer and Secretary, DURECT Corporation, 10260 Bubb Road, Cupertino, CA 95014.

Pursuant to our bylaws, stockholders must provide notice of any business that they wish to submit for consideration at the 2014 annual meeting to our executive offices (Attention: Secretary) no later than March 27, 2014 and no earlier than February 25, 2014; provided, however, that if the 2014 annual meeting is moved more than 30 days prior to or 60 days after the anniversary of the Annual Meeting and less than 60 days notice is provided to stockholders, then notice of a stockholder proposal must be received within 10 days of public notice of the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Certificate of Incorporation provides that our Board of Directors is divided into three classes, with staggered three-year terms. Our Class I directors whose terms expire at the Annual Meeting and who are being nominated for re-election, are Felix Theeuwes, Simon X. Benito and Terrence F. Blaschke. Our Class II directors whose terms expire at our 2014 annual meeting, are David R. Hoffmann and Jon S. Saxe. Our Class III directors, whose terms expire at our 2015 annual meeting, are James E. Brown, Michael D. Casey and Armand P. Neukermans. You only elect one class of directors at each annual meeting. The other classes continue to serve for the remainder of their three-year terms. Felix Theeuwes, Simon X. Benito and Terrence F. Blaschke, currently Class I directors, are nominees for re-election at the Annual Meeting. Each nominee has consented to serve an additional three-year term.

Vote Required

If a quorum is present, the three nominees receiving the highest number of votes of shares that are present and entitled to vote will be elected as directors for the ensuing three years. Unless marked otherwise, proxies received will be voted FOR the election of Felix Theeuwes, Simon X. Benito and Terrence F. Blaschke. If additional people are nominated for election as directors through the stockholder proposal process which includes written notification to us within specified time frames, the proxy holders intend to vote all proxies received by them in a way that will ensure that as many as possible of the nominees listed above are elected. If this happens, the specific nominees to be voted for will be determined by the proxy holders.

Continuing Directors

The names of our continuing directors, their ages as of April 26, 2013 and certain other information about them are set forth below:

Name	Age	Position
James E. Brown, D.V.M.	56	President, Chief Executive Officer and Director
Felix Theeuwes, D.Sc.	75	Chairman and Chief Scientific Officer
Simon X. Benito (2)(3)	68	Director
Terrence F. Blaschke, M.D. (3)	70	Director
Michael D. Casey (1)(3)	67	Director, Chairman of the Nominating and Corporate Governance Committee
Armand P. Neukermans, Ph.D. (1)	72	Director, Chairman of the Compensation Committee
David R. Hoffmann (1)(2)	68	Lead Independent Director, Chairman of the Audit Committee
Jon S. Saxe (1)(2)	76	Director

(1)	Member of the Compensation Committee
(2)	Member of the Audit Committee
(3)	Member of the Nominating & Corporate Governance Committee

James E. Brown, D.V.M. co-founded DURECT in February 1998 and has served as our President, Chief Executive Officer and a Director since June 1998. He previously worked at ALZA Corporation as Vice President of Biopharmaceutical and Implant Research and Development from June 1995 to June 1998. Prior to that, Dr. Brown held various positions at Syntex Corporation, a pharmaceutical company, including Director of Business Development from May 1994 to May 1995, Director of Joint Ventures for Discovery Research from April 1992 to May 1995, and held a number of positions including Program Director for Syntex Research and

Development from October 1985 to March 1992. Dr. Brown holds a B.A. from San Jose State University and a D.V.M. (Doctor of Veterinary Medicine) from the University of California, Davis where he also conducted post-graduate work in pharmacology and toxicology. Dr. Brown’s scientific expertise and pharmaceutical industry experience as well as the valuable perspective as the Company’s Chief Executive Officer and co-founder into the management, strategies and operations of the Company are among the special qualifications that he brings to his service as a Director of the Company.

Felix Theeuwes, D.Sc. co-founded DURECT in February 1998 and has served as our Chairman and Chief Scientific Officer since July 1998. Prior to that, Dr. Theeuwes held various positions at ALZA Corporation, including President of New Ventures from August 1997 to August 1998, President of ALZA Research and Development from 1995 to August 1997, President of ALZA Technology Institute from 1994 to April 1995 and Chief Scientist from 1982 to June 1997. Dr. Theeuwes holds a D.Sc. degree in Physics from the University of Leuven (Louvain), Belgium. He also served as a post-doctoral fellow and visiting research assistant professor in the Department of Chemistry at the University of Kansas and has completed the Stanford Executive Program. Dr. Theeuwes’ scientific expertise in drug delivery and pharmaceutical industry experience and the unique perspective he has as the Company’s co-founder and its Chief Scientific Officer are among the qualifications he brings to the Board and his service as a Director of the Company.

Simon X. Benito has served as a director since April 2005. Mr. Benito is currently a director and chairman of the Audit Committee of Inovio Pharmaceuticals Corporation, a biomedical company. From 1974 to 1999, Mr. Benito held various positions at Merck & Co Inc. including Senior Vice President, Vaccine Division from 1996 to 1999, Executive Vice President, Merck-Medco Managed Care from 1994 to 1996 and Executive Director and Vice President, Merck Human Health, Japan from 1986-1993. Mr. Benito was a Fellow of the Institute of Chartered Accountants in England and Wales from 1969 to 1999 until his retirement from Merck. Mr. Benito’s pharmaceutical industry experience as relates to executive management, corporate transactions and international operations as well as his financial and accounting expertise are among the qualifications he brings to the Board and his service as a Director of the Company.

Terrence F. Blaschke, M.D. has served as a director since December 2006. Dr. Blaschke has served on the faculty of Stanford University since 1974 and is Professor of Medicine and Molecular Pharmacology (Emeritus) at the Stanford University School of Medicine. He is currently a senior program officer, Global Health Discovery and Translational Science at the Bill and Melinda Gates Foundation. Dr. Blaschke held the position of Vice President of Methodology and Science at Pharsight Corporation from 2000 to 2002. Dr. Blaschke has served as an independent consultant working with a number of leading pharmaceutical and biotechnology companies. Dr. Blaschke was formerly a board member of Therapeutic Discovery Corporation and Crescendo Pharmaceuticals, two publicly-traded companies. He has also worked as a special government employee for the U.S. Food and Drug Administration (“FDA”) and has served as the chairman of the FDA’s Generic Drugs Advisory Committee. Dr. Blaschke’s medical and scientific expertise and pharmaceutical industry experience as relates to drug development are among the qualifications he brings to the Board and his service as a Director of the Company.

Michael D. Casey has served as a director since March 2004. Mr. Casey was Chairman, President and Chief Executive Officer of Matrix Pharmaceuticals, Inc. from September 1997 until February 2002 when Matrix was acquired by Chiron Corporation. From November 1995 until September 1997, Mr. Casey was President, Retail and Specialty Products Divisions of Schein Pharmaceutical, Inc. Mr. Casey was President and Chief Operating Officer of Genetic Therapy, Inc. from June 1993 until November 1995. Mr. Casey held various positions at Johnson & Johnson companies over a twenty-five year period, including serving as President of McNeil Pharmaceutical from July 1989 to June 1993. Mr. Casey is currently a director of two other biotechnology and pharmaceutical companies (Celgene Corporation and Abaxis, Inc.). In addition, during the last five years, Mr. Casey served on the Board of Directors of the following public companies: AVI Biopharma, Inc. (now Sarepta Therapeutics), Allos Therapeutics, Inc., and Cholestech Corporation. Mr. Casey’s executive leadership experience with pharmaceutical companies and his expertise with respect to sales, marketing and commercialization of pharmaceutical products are among the qualifications he brings to the Board and his service as a Director of the Company.

Armand P. Neukermans, Ph.D. has served as a Director since March 2001. Dr. Neukermans founded Xros, Inc. in December 1996. Xros was acquired by and became a division of Nortel Networks in March 2000. Throughout and until June 2002, Dr. Neukermans held the position of Chairman and Chief Technical Officer at Xros. In October 1993, Dr. Neukermans founded Adagio Associates, a consulting firm in the area of instrumentation, metrology and microfabrication and currently serves as its President. From 1992 to 1993, Dr. Neukermans was Vice President, Systems Development at Teknekron TSDC. Between 1985 and 1992, Dr. Neukermans held various positions at Tencor Instruments including Vice President and Chief Technical Officer. From 1973 to 1985, Dr. Neukermans held various positions at Hewlett Packard Company, HP Labs, including Department Manager. Dr. Neukermans holds an Engineer’s Degree in Mechanical and Electrical Engineering from Louvain University, an M.S. in Electrical Engineering from Arizona State University and a Ph.D. in Applied Physics from Stanford University. Dr. Neukermans was named Silicon Valley Inventor of the Year in 2001. Dr. Neukerman’s engineering and technical expertise and general industrial experience as relates to executive management and business operations are among the qualifications he brings to the Board and his service as a Director of the Company.

David R. Hoffmann has served as a director since December 2002 and as Lead Independent Director since December 2010. Mr. Hoffmann is retired from ALZA Corporation (now a Johnson & Johnson company) where he held the positions of Vice President and Treasurer from 1992 to until his retirement in October 2002, Vice President of Finance from 1982 to 1992 and Director of Accounting/Finance from 1976 to 1982. Mr. Hoffmann is currently Chief Executive Officer of Hoffmann Associates, a multi-group company specializing in cruise travel and financial and benefit consulting. Mr. Hoffmann holds a B.S. in Business Administration from the University of Colorado. Mr. Hoffmann is currently a member of the Board of Directors and chairman of the Audit Committee of Threshold Pharmaceuticals, a biotechnology company. Mr. Hoffmann’s financial and accounting expertise has caused the Board to designate him as the Audit Committee’s financial accounting expert. In addition, his pharmaceutical industry experience as relates to executive management, treasury, employee benefits and audit matters is an additional qualification he brings to the Board and his service as a Director of the Company.

Jon S. Saxe has served as a director since September 2003. Mr. Saxe is currently a director of a number of biotechnology and pharmaceutical companies including SciClone, VistaGen and several private companies. In addition, during the last five years, Mr. Saxe served on the Board of Directors of the following public companies: Sciele Pharma, Inc., InSite Vision and PDL Biopharma. From January 1995 to May 1999, Mr. Saxe was President of Protein Design Labs. During 1999, he was an Executive-in-Residence at Institutional Venture Partners, a venture capital firm. Mr. Saxe was President of Saxe Associates, a biotechnology and pharmaceutical consulting firm, from May 1993 to December 1994. He served as President, Chief Executive Officer and as a director of Synergen, Inc., a biopharmaceutical company acquired by Amgen from October 1989 to April 1993. From August 1984 through September 1989, Mr. Saxe was Vice President, Licensing and Corporate Development at Hoffmann-LaRoche and also head of the patent law department and Associate General Counsel at the company from September 1978 through September 1989. Mr. Saxe received his B.S. in Chemical Engineering from Carnegie-Mellon University, a J.D. from George Washington University School of Law and an LL.M. from New York University School of Law. Mr. Saxe’s legal and business expertise and pharmaceutical industry experience relates to executive management, licensing, corporate development, intellectual property and legal matters and his board experience including as chairperson of audit and compensation committees are among the qualifications he brings to the Board and his service as a Director of the Company.

There are no family relationships among any of our directors or executive officers.

The Board, Board Committees and Meetings

Corporate governance is typically defined as the system that allocates duties and authority among a company’s stockholders, board of directors and management. The stockholders elect the Board and vote on extraordinary matters; the Board is our governing body, responsible for hiring, overseeing and evaluating management, particularly the Chief Executive Officer; and management runs our day-to-day operations. The Board reviews succession planning on an annual basis and has a written succession plan. Our Board currently consists of 8 directors.

“Independent”    Directors. Each of our directors other than Drs. Theeuwes and Brown qualify as “independent directors” as defined in the current rules of the NASDAQ Global Market. NASDAQ’s definition of independent director includes a series of objective tests, such as that the director is not a Company employee and has not engaged in various types of business dealings with us. In addition, as further required by NASDAQ rules, the Board has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by our directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board and Committee Responsibilities.    The primary responsibilities of the Board are oversight, counseling and direction to our management in the long-term interests of the Company and its stockholders. The Chief Executive Officer and management are responsible for seeking the advice and, in appropriate situations, the approval of the Board with respect to extraordinary actions to be undertaken by us.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate. The Board has delegated various responsibilities and authority to different Board committees as described in this section of the proxy statement. Committees regularly report on their activities and actions to the full Board.

Board Leadership Structure.    The roles of Board chair and principal executive officer are currently separated. Our Board chair is currently Felix Theeuwes, our Chief Scientific Officer, and our principal executive officer is currently James E. Brown, our President and Chief Executive Officer. In December 2010, David R. Hoffmann was designated lead independent director. As in the past, it is expected that executive sessions will be conducted including the Chairman and independent directors (excluding the Chief Executive Officer) and including just the independent directors at each regularly scheduled meeting of the Board of Directors.

Board Oversight of Risk.    The Board of Directors is responsible for overseeing the Company’s risks. In carrying out this responsibility, the Board evaluates the most critical risks relating to our business, allocates responsibilities for the oversight of risks among the full Board and its committees, and ensures that management has established effective systems and processes for managing the Company’s risks. Additionally, because risk is inherently present in the Company’s strategic decisions, the Board analyzes risk on an ongoing basis in connection with its consideration of specific proposed actions.

While the Board is responsible for oversight, management is responsible for identifying and communicating risk to the Board. Management fulfills this obligation in a variety of ways, including its establishment of appropriate and effective internal processes for the identification of risk. Management may report its findings to the full Board or its committees. Committees of the Board play an important role in risk oversight, including the Audit Committee, which oversees our processes for assessing risks and the effectiveness of our internal controls, and the Compensation Committee, which oversees risks present in the Company’s compensation programs. Committees, to the extent that they deem appropriate or as required by their charters, report their findings and deliberations with respect to risk to the full Board.

In fulfilling its duties, the Audit Committee oversees and works in conjunction with our independent registered public accounting firm, Ernst & Young, LLP. In accordance with its charter, the Audit Committee is responsible for making examinations as necessary to monitor corporate financial reporting and the internal and external audits of the Company, reporting to the Board the results of such examinations and recommending changes that may be made in the Company’s internal accounting controls. The Compensation Committee, with the assistance of its compensation consultants, periodically reviews the Company’s compensation policies and profile with management to ensure that executive compensation incentivizes its executive officers to meet the Company’s goals and strategic objectives. The Audit Committee periodically performs an analysis of risks arising from our compensation policies and practices and has concluded that such policies and practices are not reasonably likely to expose the Company to material risk.

Board Committees and Charters.    The Board currently has, and appoints the members of, standing Audit, Compensation and Nominating & Corporate Governance Committees. Each of the Board committees has a written charter approved by the Board. Copies of each charter are available on our website at www.durect.com under “About DURECT—Corporate Policies/Governance.”

Audit Committee.    The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. In 2012, the Audit Committee held four meetings. The responsibilities and activities of the Audit Committee are described in greater detail in the “Audit Committee Report.” At the end of the last fiscal year, the Audit Committee was composed of the following directors: Simon X. Benito, David R. Hoffmann and Jon S. Saxe. Mr. Hoffmann has served as Chairman of the Audit Committee since September 2004.

Among other matters, the Audit Committee monitors the activities and performance of our external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. Our independent registered public accounting firm provides the Audit Committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit Committee discusses with the independent registered public accounting firm and management that firm’s independence.

In accordance with Audit Committee policy and the requirements of law, all services to be provided by Ernst & Young are pre-approved by the Audit Committee. Pre-approval includes audit services, audit-related services, tax services and other services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditor’s independence. To avoid certain potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm.

As required by NASDAQ rules, the members of the Audit Committee each qualify as “independent” under special standards established for members of audit committees. The Audit Committee also includes at least one member who is determined by the Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules. David R. Hoffmann is the director who has been determined by the Board of Directors to be the Audit Committee financial expert. Stockholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Hoffmann’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Hoffmann any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Compensation Committee.    The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, and administers our stock option plans, including reviewing and granting stock options to executive officers. The Compensation Committee also reviews and approves various other Company compensation policies and matters. The Compensation Committee held two meetings in 2012. For more information, see the “Compensation Committee Report.” At the end of the last fiscal year, the Compensation Committee was composed of Michael D. Casey, David R. Hoffmann, Armand P. Neukermans and Jon S. Saxe. Dr. Neukermans has served as Chairman of the Committee since March 2004. As required by NASDAQ rules, the members of the Compensation Committee each qualify as “independent” under special standards established for members of compensation committees. In addition, the Compensation Committee, from time to time, retains independent compensation consultants to assist it with benchmarking of executive and Board compensation. From 2008 to 2012, the Compensation Committee retained J. Richard & Co., an independent compensation consultant, to provide such services. The process by which compensation is set for executive officers is described in the Compensation Discussion and Analysis below under the heading “Setting Officer Compensation.”

Nominating & Corporate Governance Committee.    The Nominating & Corporate Governance Committee identifies, evaluates and recommends to the Board individuals, including individuals proposed by stockholders, qualified to serve as members of the Board and the nominees for election as directors at the next annual or special meeting of stockholders at which directors are to be elected. The Nominating & Corporate Governance Committee also identifies, evaluates and recommends to the Board individuals to fill any vacancies or newly created directorships that may occur between such meetings. The Nominating & Corporate Governance Committee also is responsible for preparing and recommending to the Board adoption of corporate governance guidelines, reviewing and assessing our Code of Ethics, and overseeing and conducting an annual evaluation of the Board’s performance. The Nominating & Corporate Governance Committee held two meetings in 2012. At the end of the last fiscal year, the Nominating & Corporate Governance Committee was composed of Simon X. Benito, Terrence F. Blaschke and Michael D. Casey. Mr. Casey has served as Chairman of the Committee since April 2004. As required by NASDAQ rules, the members of the Nominating & Corporate Governance Committee each qualify as “independent” under special standards established for members of the committee.

Criteria for Board Membership.    In recommending candidates for appointment or re-election to the Board, the Nominating & Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of our directors are independent under NASDAQ rules, and that members of the Audit Committee meet the financial literacy and sophistication requirements under NASDAQ rules and at least one of them qualifies as an “audit committee financial expert” under SEC rules. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

Stockholder Nominees.    The Nominating & Corporate Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating & Corporate Governance Committee, c/o Matthew J. Hogan, Chief Financial Officer and Secretary, 10260 Bubb Road, Cupertino, CA 95014 and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company’s common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in our bylaws and under the caption “Stockholder Proposals for 2014 Annual Meeting” above.

Process for Identifying and Evaluating Nominees.    The Nominating & Corporate Governance Committee believes that the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the Nominating & Corporate Governance Committee will renominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the Nominating & Corporate Governance Committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, our senior management, stockholder nominations, and, if the Nominating & Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating & Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the Nominating & Corporate Governance Committee. Candidates meriting serious consideration will then meet with the members of the Board. Based on this input, the Nominating & Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board or presented for the approval of the stockholders, as appropriate.

Consideration of Diversity.    The Nominating & Corporate Governance Committee believes that the interests of the stockholders are best served by a Board of Directors whose members collectively have a diverse balance of experience, skills and characteristics as appropriate to our business because it encourages a full discussion on Board topics from a variety of viewpoints and with the benefit of many different experiences. Although we do not have a policy regarding diversity, in looking for a candidate who will best meet the particular needs of the Board at the time, the Nominating & Corporate Governance Committee does consider whether the specific skills, background and work experience of a candidate would add to and complement the existing viewpoints represented by the present Board members. The Nominating & Corporate Governance Committee believes that the current Board composition does represent a diversity of experience and skills appropriate to our business.

Attendance at Board, Committee and Annual Stockholders’ Meetings.    The Board held nine meetings in 2012. All directors are expected to attend each meeting of the Board and the committees on which they serve, and are also strongly encouraged to attend our annual meeting of stockholders. Each director attended at least 75% of all Board and applicable committee meetings during 2012. All directors attended our 2012 annual meeting of stockholders.

Communications from Stockholders to the Board.    The Board recommends that stockholders initiate any communications with the Board in writing and send them c/o the Company’s Secretary, Matthew J. Hogan. Stockholders can send communications by e-mail to matt.hogan@durect.com, by fax to (408) 777-3577 or by mail to Matthew J. Hogan, Chief Financial Officer and Secretary, DURECT Corporation, 10260 Bubb Road, Cupertino, California 95014. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed the Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed the Secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Code of Ethics

In December 2003, the Board approved an amended Code of Ethics applicable to all of our employees, officers and directors. The purpose of the Code of Ethics is to deter wrongdoing and, among other things, promote compliance with applicable laws, fair dealing, proper use and protection of our assets, prompt and accurate public company reporting, reporting of accounting complaints or concerns and avoidance of conflicts of interest and usurpation of corporate opportunities.

Our Code of Ethics can be found on our corporate website at www.durect.com under “About DURECT—Corporate Policies/Governance.” If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver by a method selected by the Board of Directors and in conformity with applicable SEC and NASDAQ rules.

Whistleblower Policy

In December 2003, in compliance with Section 301 of the Sarbanes-Oxley Act, the Audit Committee of the Board of Directors established procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and confidential, anonymous employee submissions of concerns regarding questionable accounting or auditing matters (“Whistleblower Policy”). Our Whistleblower Policy can be found on our corporate website at www.durect.com under “About DURECT—Corporate Policies/Governance.”

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE ELECTION OF ALL NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act added Section 14A to the Securities Exchange Act of 1934 requiring that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

As described in greater detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission. To the extent there is a significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 2. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee has recommended, and the Board has approved, the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013. Ernst & Young LLP has served as our independent registered public accounting firm since 1998. In the event that ratification of this selection of auditors is not approved by the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting, the Board will review its future selection of auditors.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

Recommendation of the Board:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 26, 2013 by:

—	each person whom we know to beneficially own more than 5% of our common stock;

—	each of our directors;

—	each of our Named Executive Officers; and

—	all of our directors and executive officers as a group.

The number and percentage of shares beneficially owned are based on 101,894,463 shares of common stock outstanding as of April 26, 2013. Beneficial ownership is determined under the rules and regulations of the SEC. Shares of common stock subject to options, warrants and conversion privileges that are currently exercisable or exercisable within 60 days of April 26, 2013 are deemed to be outstanding and beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the number of shares beneficially owned and the percentage ownership of that person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, these persons have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

Name and Address	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Holders of 5% or more of our common stock

First Eagle Investment Management, LLC (1)	8,657,842	8.5
1345 Avenue of Americas New York, NY 10105

Entities and persons affiliated with Gagnon Securities LLC (2)	8,027,412	7.9
1370 Avenue of Americas, Suite 2400 New York, NY 10019

Johnson & Johnson (3)	6,600,000	6.5
Alza Corporation
One Johnson & Johnson Plaza New Brunswick, NJ 08933
Directors and Named Executive Officers
James E. Brown, D.V.M. (4)	4,296,850	4.1
Felix Theeuwes, D.Sc. (5)	3,621,563	3.5
Matthew J. Hogan, M.B.A. (6)	1,004,231	1.0
Su Il Yum, Ph.D. (7)	1,270,725	1.2
Simon X. Benito (8)	209,746	*
Terrence F. Blaschke, M.D. (9)	172,746	*
Michael D. Casey (10)	201,746	*
David R. Hoffmann (11)	251,867	*
Armand P. Neukermans, Ph.D. (12)	279,996	*
Jon S. Saxe (13)	261,556	*
All executive officers and directors as a group (10 persons) (14)	11,571,026	10.6

*	Less than 1% of the outstanding shares of common stock. Except as otherwise noted, the address of each person listed in the table is c/o DURECT Corporation, 10260 Bubb Road, Cupertino, California 95014.
(1)	Based upon a Schedule 13G filed by First Eagle Investment Management, LLC on February 11, 2013. First Eagle Investment Management, LLC has sole voting and dispositive power over 8,657,842 of these shares.

(2)	Based upon a Schedule 13G/A filed by Gagnon Securities LLC (“GS”) and Neil Gagnon on February 13, 2013. Consists of (1) 4,014,113 shares beneficially owned by GS in its role as investment manager to several customer accounts, foundations, partnerships and trusts to which it furnishes investment advice (the “GS Accounts”), 3,197,355 of which GS shares voting and dispositive power with Neil Gagnon and (2) 4,013,299 shares beneficially owned by Mr. Gagnon in a private investment fund (the “Fund”), in personal accounts (the “Personal Accounts”), and in foundations, partnerships and trusts to which he furnishes investment advice (the “Other Accounts”). Mr. Gagnon has sole voting power and sole dispositive power with respect to 819,910 shares held in the Personal Accounts and 1,951,511 shares held in the Fund, he shares voting power with certain persons other than GS with respect to 1,182,953 shares held in the Other Accounts and he shares dispositive power with certain persons other than GS with respect to 1,241,878 shares held in the Other Accounts. Except for shares held in the Personal Accounts, Mr. Gagnon expressly disclaims beneficial ownership of all shares held in the GS Accounts, the Other Accounts and the Fund. GS expressly disclaims beneficial ownership of all securities held in the GS Accounts.
(3)	Based upon a Schedule 13G/A filed by Johnson & Johnson (“J&J”) and Alza Corporation (“Alza”) on April 2, 2002. These securities are owned directly by Alza, a wholly-owned subsidiary of J&J, and the two companies share voting and dispositive power over all 6,600,000 shares.
(4)	Includes 1,764,530 shares held by James E. Brown, 560,000 shares held by the James & Karen Brown 1998 Trust U/A and 20,000 shares held by the James & Karen Brown 2006 Trust U/A. Also includes 1,952,320 shares issuable upon exercise of options exercisable within 60 days of April 26, 2013.
(5)	Includes 1,537,714 shares held by the Felix and Marie-Therese Theeuwes Family Trust. Also includes 2,083,849 shares issuable upon exercise of options exercisable within 60 days of April 26, 2013.
(6)	Includes 2,000 shares held by Matthew J. Hogan and 10,000 shares held by the Matthew and Maureen Hogan Trust U/A dated March 12, 1999. Also includes 992,231 shares issuable upon exercise of options exercisable within 60 days of April 26, 2013.
(7)	Includes 73,454 shares held by Su Il Yum and 41,816 shares held by the Su Il Yum and Young Yum Living Trust dated May 2, 2006. Also includes 1,155,455 shares issuable upon exercise of options exercisable within 60 days of April 26, 2013.
(8)	Includes 20,000 shares held by Simon X. Benito. Also includes 189,746 shares issuable upon exercise of options exercisable within 60 days of April 26, 2013.
(9)	Includes 3,000 shares held by the Terrence and Jeannette Blaschke Trust U/A dated November 11, 1993. Also includes 169,746 shares issuable upon exercise of options exercisable within 60 days of April 26, 2013.
(10)	Includes 201,746 shares issuable to Michael D. Casey upon exercise of options exercisable within 60 days of April 26, 2013.
(11)	Includes 25,000 shares held by David R. Hoffmann and 48,000 shares held by David R. Hoffmann and Judy A. Hoffmann in trust for the benefit of Alec D. Hoffmann and Todd L. Hoffmann. Also includes 178,867 shares issuable upon exercise of options exercisable within 60 days of April 26, 2013.
(12)	Includes 95,000 shares held by Neukermans Family Trust and 1,250 shares held by Armand P. Neukermans. Also includes 183,746 shares issuable upon exercise of options exercisable within 60 days of April 26, 2013.
(13)	Includes 27,810 shares held by Jon S. Saxe and 20,000 shares held by the Jon S. Saxe and Myrna G. Marshall 1997 Trust. Also includes 213,746 shares issuable upon exercise of options exercisable within 60 days of April 26, 2013.
(14)	Includes an aggregate of 7,321,452 shares issuable pursuant to the exercise of outstanding stock options exercisable within 60 days of April 26, 2013.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with our compensation practices. The Committee makes all compensation decisions for our Chief Executive Officer (our “CEO”) and Chief Financial Officer (our “CFO”), as well as the other individuals included in the Summary Compensation Table below (our “Named Executive Officers”) and all of our Vice Presidents. In this proxy, we refer to those persons as our “Officers.”

Philosophy and Elements

All of our compensation programs are designed to attract and retain key employees, motivating them to achieve and rewarding them appropriately for their performance. Different programs are geared to short and longer-term performance with the goal of increasing stockholder value over the long term. Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we consider the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our Officers should reflect the extent of their success as a management team and in addition, their individual performance, in attaining key operating objectives, such as advancing our product pipeline, entering into strategic collaborative agreements and maintaining our financial strength, and ultimately, increasing stockholder value. We believe that the performance of our Officers in managing the Company, considered in light of general economic and specific Company, industry and competitive conditions, should be the basis for determining their overall compensation. We also believe that their compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our Officers. We seek to have the long-term performance of our stock reflected in executive compensation through our stock option and other equity incentive programs.

Elements of compensation for our executives include: salary, bonus, stock incentive awards and perquisites. We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward performance and provide incentive for their balanced focus on long-term strategic goals as well as short-term performance. The amount of each element of compensation is determined by or under the direction of the Committee, which uses the following factors to determine the amount of salary and other benefits to pay each executive:

—	performance against corporate and individual objectives for the previous year;

—	value of their unique skills and capabilities to support our long-term performance;

—	performance of their general management responsibilities;

—	contribution as a member of our executive management team;

—	difficulty of achieving desired results in the coming year and years to follow; and

—	compensation paid by companies deemed by the Committee to be comparable to us.

These elements fit into our overall compensation objectives by helping to secure the future potential of our products and operations, continuing to meet our business objectives, providing proper compliance and regulatory guidance, and helping to create an effective and cohesive team. Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for us and our stockholders. Likewise, we provide cash compensation in the form of base salary to meet competitive salary norms and reward performance on an annual basis and in the form of bonus compensation to reward superior performance against specific annual goals. We provide non-cash compensation (i.e., stock options) to reward superior performance against specific objectives and long-term strategic goals. Our compensation package for our Named Executive Officers for fiscal year 2012 ranged from 56% to 76% in cash compensation and 24% to 44% in non-cash compensation, including benefits and equity-related awards. We believe that this structure is competitive within the marketplace and appropriate to fulfill our stated policies. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the Committee reviews information from relevant peer companies, and such other information as it considers appropriate, to determine the appropriate level and mix of incentive compensation.

Setting Officer Compensation

Process

At one or more meetings at the end of each fiscal year (usually in December) or early in the following fiscal year (usually in January or February), the Committee reviews our performance during the fiscal year against established corporate objectives, individual Officer performance and history of all the elements of each Officer’s total compensation in comparison with the compensation of executive officers in an appropriate peer group as described below. After due consideration of the foregoing, the Committee:

—	sets the base salaries for our Officers for the following fiscal year;

—	approves individual Officer bonus payments for performance for the prior fiscal year;

—	approves stock options that will be granted to each Officer for performance for the prior fiscal year;

—	adopts the management incentive plan (including objectives and weighting) for the following fiscal year; and

—	decides upon general compensation guidelines and overall salary, bonus and stock option budgets for all employees.

The specific basis for the determination of base salaries, bonuses and stock option grants to Officers is detailed below.

Role of Executive Officers

The CEO and the Chairman and Chief Scientific Officer (the “CSO”) annually review the performance of each Officer (other than the CEO and CSO, whose performance is reviewed by the Committee) with the assistance and input from our head of Human Resources. The conclusions reached and recommendations made based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Committee. Officers, other than the CEO and the CSO, are not present at the time of these deliberations. The Committee can exercise its discretion in modifying any recommended adjustments or awards to executives and ultimately makes the final decision with respect to the compensation of all our Officers. The CEO and the CSO are not present during the Committee’s deliberations and discussion on their individual compensation.

Benchmarking

To assist the Committee in benchmarking executive compensation, the Committee from 2008 to 2012 retained J. Richard & Co., an independent compensation consultant, to collect and synthesize data from several sources as detailed below.

To benchmark our Officer cash bonuses and equity awards for performance in fiscal year 2012 and base salaries for fiscal year 2013, the Committee reviewed compensation information as reported in the definitive proxies for fiscal year 2011 from the following public life sciences companies: Acadia Pharamaceuticals, Alexza Pharmaceuticals, Amicus Therapeutics, Anacor Pharmaceuticals, Anika Therapeutics, Cytokinetics, Depomed, Dyax, Geron, Insmed, Pain Therapeutics, Pozen, Savient, Sucampo, Trius Therapeutics and Zogenix (the “Peer Companies”). The Committee selected the Peer Companies as a relevant comparison group for us based on various criteria including similarity of business, employee headcount, market capitalization and revenue, and reviewed the proposed Peer Companies with J. Richard & Co. for appropriateness as a comparison group. Where such source did not provide sufficient information with respect to the bonus and equity compensation of certain officer positions, the Committee used compensation information from The Radford Global Life Sciences Survey (2012) (the “2012 Radford Survey”) as a supplement. The Committee took into consideration the summarized compensation data from the Peer Companies along with the data from the 2012 Radford Survey when setting base salaries applicable for fiscal year 2013 and the cash bonuses and stock options awards to our Officers for performance in fiscal 2012.

Base Salary

It is the goal of the Committee to establish salary compensation for our Officers that is competitive with comparable peer companies. In setting Officer base salaries for fiscal year 2013 (which were set in February 2013), the Committee reviewed the salary compensation of officers with comparable qualifications, experience and responsibilities as reported in the 2012 Radford Survey and definitive proxies from the Peer Companies. It is not our policy to pay our CEO or other Officers at the highest level relative to their respective counterparts at the Peer Companies. The Committee generally targets compensation for our Officers at the 50th percentile of compensation paid to similarly situated executives at the Peer Companies. Variations to this objective may occur as dictated by the experience and performance level of the individual and market factors. We believe that this gives us the opportunity to attract and retain talented managerial employees both at the senior executive level and below, yet conserves our financial resources, to the benefit of our stockholders.

For fiscal year 2013, Officers received a 3% merit increase in base salary effective April 1, 2013, with the exception of our CEO and CSO who received no increase in base salary. Further, to preserve cash and continue aligning the interests of the Company’s officers with the interests of the Company’s stockholders, six Officers volunteered to receive a reduction in the portion of their salary paid in cash ranging from approximately 5% to 33%. Consequently, effective February 1, 2013, a portion of their salary will be paid in cash and a portion of what would have been salary will be paid in options. The total shares subject to these options were determined by using a standard Black-Scholes option-pricing model and the vesting occurs on a quarterly basis over a year, subject to continued service. The total reduction in annualized cash base salary associated with these six officers was $248,830 and the total number of associated options granted was 314,976.

For fiscal year 2012, Officers received no increase in base salary, with the exception of one Officer who received a 10% merit increase related to his promotion effective February 1, 2012. Further, to preserve cash and more closely align the interests of the Company’s officers with the interests of the Company’s stockholders, six Officers volunteered to receive a reduction in the portion of their salary paid in cash ranging from 5% to 33%. Consequently, effective February 1, 2012, a portion of what would have been their salary was paid in cash and a portion of the salary was paid in options. The total shares subject to these options were determined by using a standard Black-Scholes option-pricing model and the vesting occurs on a quarterly basis over a year, subject to continued service. The total reduction in annualized cash base salary associated with these six officers was $248,830 and the total number of associated options granted was 478,519.

Bonus (Non-Equity Incentive Plan Compensation)

The cash bonus element of our executive compensation is designed to reward our Officers for the achievement of shorter-term corporate goals, measurable on an annual basis, as well as, with certain exceptions noted below for the CEO and CSO, individual Officer performance. Our general process for determining the bonus element of our Officer compensation for fiscal years 2011, 2012 and 2013 performance is set forth below.

In setting the target bonus for which each Officer would be eligible for fiscal 2011, 2012 and 2013 performance, the Committee reviewed the data from the then-current peer companies (and the most recent available Radford Survey where applicable) with respect to the bonuses of officers with comparable qualifications, experience and responsibilities at companies in their recommended peer groups. Based on the foregoing, for performance in fiscal year 2011, 2012 and 2013, the Committee set the target bonus for the CEO and CSO at 60% of such individual’s base salary, and for all other Officers at 30%–40% of such individual’s base salary. The two factors used by the Committee to determine the percentage of the target amount to be awarded to any individual Officer other than the CEO and CSO are the individual performance of such Officer during the relevant fiscal year and our performance as a whole against pre-set corporate objectives for such fiscal year (the “Corporate Objectives”). The Committee retains the discretion to adjust actual bonus payments based on other factors, as discussed below.

The Corporate Objectives for each fiscal year are typically established by the Committee in consultation with our Officers at the end of the previous fiscal year or no later than the first quarter of such fiscal year. The Corporate Objectives comprise product development, financial, business development and operational goals with varying degrees of difficulty and have associated target dates for accomplishment. Each objective is weighted based on the importance of the accomplishment of the objective to the Company’s overall value. At the end of each fiscal year, the Committee makes a determination of the overall percentage of the Corporate Objectives accomplished by the Company as a whole during the fiscal year. The Committee exercises its reasonable discretion in determining the percentage of Corporate Objectives accomplished by the Company, including, for example, taking into account the achievement of any listed objective above expectations or the accomplishments of the Company that were not listed in the Corporate Objectives.

For fiscal year 2012, the Corporate Objectives against which Officer performance was evaluated consisted of, among others, the following goals.

—	Financial

—	The primary financial goal was to minimize overall corporate cash utilization such that net cash consumption did not exceed $12 million.

—	Business Development

—	The primary business development goal was to achieve new revenue of $5 million from new projects or newly activated existing partnered projects.

—

In addition, we had goals that included generating at least $1.5 million in revenue from an existing collaboration, generating at least $700,000 in revenue from feasibility agreements with third parties and advancing one feasibility project into a development agreement.

—	Finally, we had a goal of finalizing a licensing agreement for an in-licensed program.

—	Product Development

—	POSIDURTM: The primary goals related to achieving FDA concurrence with the filing of a New Drug Application (NDA) at a pre-NDA meeting and acceptance of the NDA submission by the FDA.

—

ORADUR® Programs: The primary goals related to continued support of our licensee Pfizer’s efforts to prepare for resubmission of the NDA for REMOXY®, commencing activities with our licensees to increase development activities on our additional ORADUR-based opioids, and achieving a formulation in our ORADUR-ADHD program that meets our target product profile in a Phase I study.

—	Relday™: The primary goals related to assisting our licensee Zogenix in filing an IND and completing a successful Phase I study.

—	Other Goals and Accomplishments

—

Lastly, although not a prespecified corporate goal, in evaluating the Company’s performance for 2012 the Compensation Committee took into consideration the progress that DURECT made in achieving the issuance of patents covering many of the Company’s major programs in major jurisdictions during the course of the year.

After evaluating the Company’s performance against the Corporate Objectives established for 2012, the Committee determined that the overall percentage of Corporate Objectives accomplished by the Company as a whole for fiscal year 2012 was 37%.

The Committee believes that the accomplishments of the Company as a whole are an important measure of the performance of all of our Officers, including the effectiveness of their leadership and teamwork. In particular, the percentage of the total eligible amount that is normally awarded to the CEO and CSO as a bonus is based entirely on the Company’s overall performance and accomplishment of the Corporate Objectives because the Committee believes that the paramount duty of these individuals is leadership. Thus, the bonus awarded to the CEO and the CSO for fiscal year 2012 was computed by multiplying 37% (the percentage determined by the Committee based on Corporate Objectives accomplished and the Company’s overall performance) by 60% of the CEO or CSO’s base notional salary in fiscal year 2012 (the target bonus amount that such individual is eligible to receive as set by the Committee). For fiscal year 2012, the Committee applied a weighting of Corporate Objectives (from 80% to 90% or 95%, depending on the Officer) and applied a weighting of individual performance (from 20% to 10% or 5%, depending on the Officer) for Officers other than the CEO and CSO. Bonuses for fiscal years 2010, 2011 and 2012 for the CEO and CSO continued to be based solely on Corporate Objectives.

The individual performance of each Officer, except for the CEO and CSO, is assessed as part of an annual written performance appraisal performed typically at the end of each fiscal year. At the end of each fiscal year or early in the following fiscal year, each Officer, together with his or her supervisor (e.g., the CEO or CSO), agrees upon a written set of objectives for the following fiscal year pertinent to the Officer individually (which includes goals for the functional area or business managed by such Officer). The supervisor also assesses the accomplishments of the Officer in such fiscal year against the applicable pre-established objectives for that Officer in such year, and arrives at a percentage of goals accomplished. For performance in fiscal years 2012 and 2013, the bonus of each Officer other than the CEO or CSO is determined as follows:

Bonus Amount = (A% * B% + C% * D%) * E% * Base Salary

A =	the percentage (5%, 10% or 20%) of individual performance applicable to the Officer

B =	the percentage of personal objectives accomplished by the Officer as determined by the Officer’s supervisor

C =	the percentage (80%, 90% or 95%) of weighting of Corporate Objectives

D =	the percentage of Corporate Objectives accomplished and overall performance by the Company as determined by the Committee

E =	the percentage (30%, 35% or 40%) of the base salary set as the maximum bonus target applicable to the Officer

Notwithstanding the general practice with respect to determination of Officer bonuses set forth above, the Committee retains complete discretion to adjust the result obtained using the general approach for individual variations in performance or business considerations.

With respect to bonuses for fiscal year 2012 performance, in order to preserve cash and to more closely align the interests of the Company’s shareholders, management recommended and the Compensation Committee agreed that no bonus would be paid in cash to employees relative to 2012 performance (except for $10,000 to one Officer who is not an NEO) but instead any bonus awarded by the Compensation Committee would be paid in options. The total shares subject to each bonus option was determined by using a standard Black-Scholes option-pricing model. Options to purchase 759,544 shares subject to the bonus options that fully vested upon grant were granted to our Officers in February 2013.

With respect to bonuses payable for fiscal year 2013 performance, the Committee expects to maintain the same general approach (subject to the Committee’s plenary discretion to deviate where appropriate from that approach due to individual or Company-wide considerations).

For fiscal years 2010 and 2011, the bonus of each Officer other than the CEO or CSO was determined as follows:

Bonus Amount = (A% * B% + C% * D%) * E% * Base Salary

A =	the percentage (30%, 40% or 50%) of individual performance applicable to the Officer

B =	the percentage of personal objectives accomplished by the Officer as determined by the Officer’s supervisor

C =	the percentage (50%, 60% or 70%) of weighting of Corporate Objectives

D =	the percentage of Corporate Objectives accomplished and overall performance by the Company as determined by the Committee

E =	the percentage (30%, 35% or 40%) of the base salary set as the maximum bonus target applicable to the Officer

With respect to bonuses for fiscal year 2010 performance, the Committee determined Officer bonuses as set forth above. With respect to bonuses for fiscal year 2011 performance, in order to preserve cash and to more closely align the interests of the Company’s shareholders, management recommended and the Compensation Committee agreed that no bonus would be paid in cash to employees relative to 2011 performance but instead any bonus awarded by the Compensation Committee would be paid in options. The total shares subject to each bonus option was determined by using a standard Black-Scholes option-pricing model. Options to purchase 206,830 shares subject to the bonus options that fully vested upon grant were granted to our Officers in February 2012. No bonus was awarded for fiscal year 2011 performance to the CEO or CSO.

Equity Incentive Program

We intend that our equity incentive program is the primary vehicle for offering long-term incentives and rewarding our Officers and key employees. We also regard our equity incentive program as a key retention tool. This is a very important factor in our determination of the type of award to grant and the number of underlying shares that are granted in connection with that award. Because of the direct relationship between the value of an option and the market price of our common stock, we have always believed that granting stock options is the best method of motivating our Officers to manage the Company in a manner that is consistent with our interests and those of our stockholders. It is our typical practice to grant stock options to our Officers and all employees annually in connection with our annual employee performance appraisal.

At the same meeting(s) during which the Committee determines our Officer base salaries for the following fiscal year and bonuses for performance in the previous fiscal year, the Committee also determines the ranges of stock options for which our Officers are eligible by rank. The Committee sets these ranges after consideration of (a) the value of equity incentive awards of officers with comparable qualifications, experience and responsibilities at the then-current peer companies, (b) the dilution that would be created by the stock options awards for that fiscal year (the “Burn Rate”) and (c) the overall value of equity held by our employees as a retention incentive. The Committee’s general philosophy is that the value of our equity incentive awards to our Officers should be competitive with the then-current peer companies subject to the Company maintaining a Burn Rate for its equity incentive programs that is not overly dilutive to our stockholders and comparable to other companies in the then-current peer group.

For our annual stock option grant in connection with the Company’s fiscal year 2011 performance appraisal, the date of grant which was February 3, 2012, the Committee targeted a Burn Rate (computed as total shares subject to option grants to all employees including Officers for the entire fiscal year divided by total outstanding shares as of December 31, 2011) of approximately 1.9%. For our annual stock option grant in connection with the Company’s fiscal year 2012 performance appraisal, the date of grant which was February 5, 2013, the Committee targeted a Burn Rate (computed as total shares subject to option grants to all employees including Officers for the entire fiscal year divided by total outstanding shares as of December 31, 2012) of approximately 2.5%.

The factors used by the Committee to determine the specific number of shares underlying any stock option grant to any individual Officer other than the CEO and the CSO are the individual performance of such Officer during the relevant fiscal year and the performance of the Company as a whole against the Corporate Objectives. As with bonuses, the specific number of shares underlying the stock option grants to our CEO and CSO is determined based on the performance of the Company as a whole against the Corporate Objectives.

In addition, our Board of Directors and Compensation Committee may grant equity compensation to our Officers and employees at any time for incentive and retention purposes in keeping with our non-cash equity compensation practices outlined below.

Perquisites

Except as otherwise described in this Proxy Statement, our Officers are entitled to no benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements (other than our 401(k) plan), post-retirement health coverage or similar benefits for our Officers or employees.

The perquisites we provided in fiscal 2012 were as follows. We provide life insurance to all employees (including Officers) with a limit of three times the employee’s salary (up to $250,000 of insurance per employee). The premium on over $50,000 of life insurance is treated as taxable income and is reported on W-2 forms of all employees. In addition, we provide medical, dental and vision insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance to all employees. We pay for approximately 85% of the total premium for medical, dental and vision insurance, respectively, and 100% of the total premium for accidental death and dismemberment insurance, short-term and long-term disability insurance. Our Officers, as with our employees, are eligible to participate in our 2000 Employee Stock Purchase Plan.

Post-Employment Compensation

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our executive officers, as with all eligible employees, are eligible to participate in our 401(k) plan. We do not provide matching contributions for any of our employees including our Officers.

Nonqualified Deferred Compensation

We do not provide any nonqualified deferred contribution or other deferred compensation plans.

Other Post-Employment Payments

All of our employees, including our Officers, are employees-at-will and as such do not have employment contracts with us. We also do not provide post-employment health coverage or other benefits, except in connection with the change of control agreements, details of which are included below under “Change of Control Agreements.”

Stock Option Practices

Overview

It is our practice to grant stock options to all of our employees. Stock options award levels are determined based on market data and vary among individuals based on their positions within the Company and their individual performance. Stock Options are generally granted in connection with:

—	the hiring of employees (including Officers);

—	the promotion of employees (including Officers);

—	the annual performance appraisal of employees (including Officers);

—	rewarding certain employees (including Officers) for exceptional accomplishments; and

—	from time to time for incentive and retention purposes.

We also, from time-to-time, and on an infrequent basis, grant stock options to certain consultants with specialized skills who provide important services to us. All of our stock options are granted under and pursuant to the terms of our 2000 Stock Plan (the “Plan”).

Authority

The Board has delegated the authority to grant stock options under specified terms and conditions to a committee consisting of our CEO, CSO and CFO (the “Officer Committee”) in connection with the hiring and promotion of non-Officer employees and the rewarding of non-Officer employees for exceptional performance. Other than as expressly delegated by the Committee or the Board in accordance with the Plan, the authority to grant stock options and other equity compensation resides exclusively with the Committee or the Board. In particular, the Committee or the Board has the exclusive authority to grant stock options to Directors and Officers.

Timing of Grants

Options to newly hired Officers are approved by action of our Board or the Committee by meeting or unanimous written consent prior to and granted effective as of the first day of employment of such Officer, typically at the same time as the ratification of their employment. Options to newly hired employees who are not Officers and where the number of shares underlying the stock option grant does not exceed 50,000 shares are granted by unanimous written consent of the Officer Committee on the tenth business day of the subsequent calendar month of their hire, and the Officer Committee meets or acts by unanimous written consent on or before the tenth business day of the calendar month to approve the option grants to be made on the tenth business day of the calendar month.

Annual grants of stock options to our employees and Officers are made usually in January or February of each year after the conclusion of our annual Company-wide performance appraisal of all employees for the previous fiscal year. Even though the Committee may complete the evaluation of the performance of Officers prior to the completion of the performance appraisal process for the entire Company, it has been our practice in the last several years to grant the stock options to Officers simultaneously with the grant of stock options to our employees.

Other than as described above with respect to newly hired employees, it is our practice to grant stock options (such as in connection with promotions, rewarding exceptional accomplishments and grants to consultants) effective on the date of the Board, Committee or Officer Committee’s action by meeting or unanimous written consent.

We do not have a policy that precludes the granting of stock options when the Company or the Board is in possession of material nonpublic information or at certain periods in relation to our earnings releases. Although the Committee has considered whether such a policy would be advisable, the Committee does not feel that adoption of such policy is warranted at present since we grant stock options based on timelines in the normal course of business independent of the occurrence of these types of events (e.g., at a pre-established date each month for newly hired employees, on the first date of employment for newly hired Officers or upon the completion of the Company’s annual performance appraisal with respect to the annual grant). The Committee will periodically review the need for any such type of policy on timing, but at present, reserves the right to grant stock options at any time consistent with our policies, the Plan and applicable laws and regulations.

Exercise Price and Other Terms

The exercise price for stock options we grant is the fair market value of our common stock as defined in the Plan, which is the closing price on the day of the grant of our common stock on the NASDAQ Global Market. Stock options granted to our employees (including Officers) typically have a term of 10 years. Annual grants of stock options prior to 2009 generally vest at a rate of 25% on each anniversary of the date of grant. Annual grants of stock options in 2010 and 2011 generally vest at a rate of 25% on the first anniversary of the date of grant and thereafter 1/16 of the shares subject to the option vest at the end of each three-month period following the one year anniversary of the date of grant. Annual grants of stock options in 2012 and 2013 generally vest on a quarterly basis over four years following the date of grant. Options in lieu of cash bonus generally vest immediately on the date of grant. Options in lieu of salary generally vest quarterly over one (1) year following the date of grant. On an infrequent basis, the Board or the Committee has granted stock options to employees (including Officers) with different vesting patterns consistent with the Plan. The term and vesting of options granted to consultants vary depending on the circumstances.

Stock options, subject to required vesting, are exercisable for the term of the option so long as the optionee maintains continuous status as an employee or consultant with the Company. Options granted prior to March 31, 2010 are exercisable for sixty (60) days after the termination of the optionee’s status as an employee or consultant with the Company. Options granted on or after March 31, 2010 will generally be exercisable for three (3) months after the termination of the optionee’s status as an employee or consultant with the Company. In the event of the optionee’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options in lieu of salary shall be seven (7) years, subject to the ten (10) year term of the option.

Hedging and Stock Ownership Policies

Our insider trading policy provides that all employees and Officers may not engage in any transactions that suggest speculation in our stock (that is, an attempt to profit in short-term movements, either increases or decreases, in the stock price). The policy notes that many “hedging” transactions, such as “collar” transactions, contingent or forward sales, and other similar or related arrangements, are prohibited. Specifically, our insider trading policy precludes any employee or Officer from engaging in any “short” sale, “sale against the box” or any equivalent transaction involving our stock (or the stock of any of our business partners in any of the situations described above).

We do not have a stock ownership policy.

Most Recent Advisory Vote on Executive Compensation

The Committee noted that at the 2012 Annual Meeting held on June 20, 2012, the Company’s executive compensation was approved on a non-binding, advisory basis based upon the following votes:

For	Against	Abstain	Broker Non-Vote
51,081,015	3,008,636	292,356	25,894,651

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally disallows a tax deduction to public companies for compensation in excess of $1 million paid during a single year to a corporation’s chief executive officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met. We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation with the intent to comply with certain exemptions available under Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Accounting for Stock-Based Compensation

Stock-based compensation is estimated at the date of grant based on the stock award’s fair value using the Black-Scholes option-pricing model and is recognized as expense ratably over the requisite period in a manner similar to other forms of compensation paid to employees and directors. Our financial statements include more information regarding accounting for stock-based compensation.

COMPENSATION OF EXECUTIVE OFFICERS

The following table shows for the fiscal years ended December 31, 2012, 2011 and 2010, compensation awarded to or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and our two other most highly compensated executive officers at December 31, 2012 (our “Named Executive Officers”)

In 2012, 2011 and 2010, we did not grant any stock awards and we do not currently offer pension or nonqualified deferred compensation plans.

Summary Compensation Table for Fiscal 2012

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation (3)($)	All Other Compensation (4)($)	Total ($)
James E. Brown, D.V.M (5)	2012	454,885	—	120,823	—	22,783	598,491
President and Chief Executive Officer	2011	500,791	—	460,404	—	20,247	981,442
	2010	486,204	—	428,116	230,461	18,631	1,163,412

Matthew J. Hogan, M.B.A. (6)	2012	301,266	—	86,889	—	22,759	410,914
Chief Financial Officer	2011	315,738	—	306,936	—	20,247	642,921
	2010	299,260	—	267,681	100,671	18,606	686,218

Felix Theeuwes, D.Sc. (7)	2012	269,005	—	196,032	—	15,943	480,979
Chairman and Chief Scientific Officer	2011	497,628	—	460,404	—	14,171	972,203
	2010	483,134	—	430,724	229,005	12,720	1,155,583

Su Il Yum, Ph.D. (8)	2012	293,572	—	109,332	—	16,001	418,905
Executive Vice President, Pharmaceutical Systems R&D	2011	323,198	—	306,936	—	14,171	644,305
	2010	313,785	—	244,130	101,792	12,719	672,426

(1)	Our cash bonuses are paid under an incentive plan and therefore are reported in the column “Non-Equity Incentive Plan Compensation.”
(2)	Amounts shown represent the aggregate grant date fair value of the stock option grant in the year indicated. For more information, please see Note 8 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards.
(3)	Represent the amounts earned in 2010 but paid in January 2011, respectively. No cash bonuses were paid in the first quarter of 2012 and 2013 relative to 2011 and 2012 performance. For a description of the non-equity incentive plan, see the discussion following “Grants of Plan-Based Awards in 2012.”
(4)	Includes amounts associated with insurance premiums we pay for Accidental Death and Dismemberment (AD&D), Life, Medical, Dental, Vision, short-term and long-term disability insurance, which are available to all employees.
(5)	There will be no change to Dr. Brown’s notional salary for fiscal year 2013 compared to fiscal years 2012 and 2011 (i.e. , $500,791). However, to more closely align the interests of the Company’s named executive officers with the interests of the Company’s stockholders, Dr. Brown volunteered to receive a reduced portion of his salary in cash and accordingly his cash salary was reduced by $50,079 to $450,712 effective February 1, 2012. In lieu of this cash compensation, he was granted a stock option to purchase 63,391 and 96,306 shares of the Company’s common stock in February 2013 and 2012, respectively. The vesting associated with the option is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of Dr. Brown’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option.

(6)	Mr. Hogan’s notional salary increased by 3% to $325,210 effective April 1, 2013. There was no change to Mr. Hogan’s notional salary for fiscal year 2012 as compared to fiscal year 2011 (i.e., $315,738). However, to more closely align the interests of the Company’s named executive officers with the interests of the Company’s stockholders, Mr. Hogan volunteered to receive a reduced portion of his salary in cash and accordingly his cash salary was reduced by $15,787 to $309,423 and $299,951 effective April 1, 2013 and February 1, 2012, respectively. In lieu of this cash compensation, he was granted a stock option to purchase 19,984 and 30,359 shares of the Company’s common stock in February 2013 and 2012, respectively. The vesting associated with the option is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of Mr. Hogan’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option.
(7)	There was no change to Dr. Theeuwes’ notional salary for fiscal year 2013 as compared to fiscal year 2012 (i.e., $373,221). Dr. Theeuwes’ notional salary for fiscal years 2012 represented an approximately 25% decrease as compared to his salary for fiscal year 2011. This decrease reflected a transition to 75% time for fiscal year 2012, effective February 1, 2012. In addition, in order to preserve cash and to more closely align the interests of the Company’s named executive officers with the interests of the Company’s shareholders, Dr. Theeuwes volunteered to receive a reduction by $125,000 in the portion of his salary to be paid in cash effective February 1, 2012. In lieu of this cash compensation, he was granted a stock option to purchase 158,228 and 240,385 shares of the Company’s common stock in February 2013 and 2012, respectively. The vesting associated with these options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of Dr. Theeuwes’ termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option.
(8)	Dr. Yum’s notional salary increased by 3% to $332,894 effective April 1, 2013. There was no change to Dr. Yum’s notional salary for fiscal year 2012 compared to fiscal year 2011 (i.e., $323,198). However, to more closely align the interests of the Company’s named executive officers with the interests of the Company’s stockholders, Dr. Yum volunteered to receive a reduced portion of his salary in cash and accordingly his cash salary was reduced by $32,320 to $300,574 and $290,878 effective April 1, 2013 and February 1, 2012, respectively. In lieu of this cash compensation, he was granted a stock option to purchase 40,911 and 62,153 shares of the Company’s common stock in February 2013 and 2012, respectively. The vesting associated with these options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of Dr. Yum’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option.

GRANTS OF PLAN-BASED AWARDS

The following table shows, certain information regarding grants of plan-based awards to our Named Executive Officers for the fiscal year ended December 31, 2012:

Grants of Plan-Based Awards in Fiscal 2012

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards (1)($/Share)	Grant Date Fair Value of Stock and Option Awards (2)($)
James E. Brown (3)	2/3/12	130,000	(4)	0.78	70,551
	2/3/12	96,306	(5)	0.78	50,272

Matthew J. Hogan (6)	2/3/12	105,000	(4)	0.78	56,984
	2/3/12	30,359	(5)	0.78	15,847
	2/3/12	27,191	(7)	0.78	14,058

Felix Theeuwes (8)	2/3/12	130,000	(4)	0.78	70,551
	2/3/12	240,385	(5)	0.78	125,481

Su Il Yum (9)	2/3/12	115,000	(4)	0.78	62,410
	2/3/12	62,153	(5)	0.78	32,444
	2/3/12	28,004	(7)	0.78	14,478

(1)	The exercise price per share of such option grant was the closing price of our common stock on the NASDAQ Global Market on the date of grant.
(2)	Amounts shown represent the fair value per share as of the grant date of the award multiplied by the number of shares. For more information, please see Note 8 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards.
(3)	Dr. Brown received a stock option grant of 130,000 shares for his performance in fiscal year 2011, which vest as described in footnote 4 and a stock option grant to purchase 96,306 shares of the Company’s common stock in lieu of cash salary compensation in February 2012. For Dr. Brown’s performance in fiscal year 2012, he received in February 2013 a stock option grant of 130,000 shares, which vest as described in footnote 4 and an additional stock option grant (reflecting zero cash bonus for 2012) of 150,237 shares which vested immediately.
(4)	All options were granted under our 2000 Stock Plan. The vesting associated with the option is as follows: one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over four (4) years following the date of grant, subject to continued service.
(5)	Represents options in lieu of salary base granted by the Compensation Committee on February 3, 2012. All options were granted under our 2000 Stock Plan. The vesting associated with the option is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service.
(6)	Mr. Hogan received a stock option grant of 105,000 shares for his performance in fiscal year 2011, which vest as described in footnote 4, a stock option grant to purchase 30,359 shares of the Company’s common stock in lieu of cash salary compensation and an additional stock option grant (reflecting zero cash bonus for 2011) of 27,191 shares which vested immediately in February 2012. For Mr. Hogan’s performance in fiscal year 2012, he received in February 2013 a stock option grant of 115,000 shares, which vest as described in footnote 4 and an additional stock option grant (reflecting zero cash bonus for 2012) of 66,902 shares which vested immediately.
(7)	All options were granted under our 2000 Stock Plan. The shares subject to the bonus options are fully vested upon grant.

(8)	Dr. Theeuwes received a stock option grant of 130,000 shares for his performance in fiscal year 2011, which vest as described in footnote 4 and a stock option grant to purchase 240,385 shares of the Company’s common stock in lieu of cash salary compensation in February 2012. For Dr. Theeuwes’ performance in fiscal year 2012, he received in February 2013 a stock option grant of 130,000 shares, which vest as described in footnote 4 and an additional stock option grant (reflecting zero cash bonus for 2012) of 111,966 shares which vested immediately.
(9)	Dr. Yum received a stock option grant of 115,000 shares for his performance in fiscal year 2011, which vest as described in footnote 4, a stock option grant to purchase 62,153 shares of the Company’s common stock in lieu of cash salary compensation and an additional stock option grant (reflecting zero cash bonus for 2011) of 28,004 shares which vested immediately in February 2012. For Dr. Yum’s performance in fiscal year 2012, he received in February 2013 a stock option grant of 100,000 shares, which vest as described in footnote 4 and an additional stock option grant (reflecting zero cash bonus for 2012) of 66,998 shares which vested immediately.

With respect to Non-Equity Incentive Plan Awards for fiscal year 2012, the Compensation Committee set specific corporate targets and goals as described in “Compensation Discussion and Analysis—Bonus (Non-Equity Incentive Plan Compensation)” above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR—EXECUTIVE OFFICERS

The following table shows for the fiscal year ended December 31, 2012, certain information regarding outstanding option awards at fiscal year-end for our Named Executive Officers. All options were granted under our 2000 Stock Plan. In addition, there were no stock awards outstanding for the individuals named below at December 31, 2012.

Outstanding Option Awards At December 31, 2012

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Grant Date		Option Expiration Date
James E. Brown	200,000	0	—	1.58	2/10/2003	(2)	2/10/2013
	225,000	0	—	3.25	1/14/2004	(1)	1/14/2014
	125,000	0	—	3.20	12/17/2004	(1)	12/17/2014
	250,000	0	—	5.27	1/6/2006	(1)	1/6/2016
	175,000	0	—	4.34	1/11/2007	(1)	1/6/2017
	175,000	0	—	5.89	1/18/2008	(1)	1/18/2018
	196,875	13,125	—	3.11	1/27/2009	(3)	1/27/2019
	98,875	14,125	—	2.09	5/21/2009	(3)	5/27/2019
	144,375	65,625	—	2.18	1/22/2010	(3)	1/22/2020
	79,432	0	—	2.18	1/22/2010	(4)	1/22/2020
	91,875	118,125	—	3.26	1/20/2011	(3)	1/20/2021
	24,375	105,625	—	0.78	2/3/2012	(3)	2/3/2022
	96,306	24,077	—	0.78	2/3/2012	(5)	2/3/2022

Matthew J. Hogan	200,000	0	—	3.76	9/11/2006	(1)	9/11/2016
	90,000	0	—	4.34	1/11/2007	(1)	1/11/2017
	110,000	0	—	5.89	1/18/2008	(1)	1/18/2018
	117,187	7,813	—	3.11	1/27/2009	(3)	1/27/2019
	57,750	8,250	—	2.09	5/21/2009	(3)	5/27/2019
	96,250	43,750	—	2.18	1/22/2010	(3)	1/22/2020
	39,284	0	—	2.18	1/22/2010	(4)	1/22/2020
	61,250	78,750	—	3.26	1/20/2011	(3)	1/20/2021
	19,687	85,313	—	0.78	2/3/2012	(3)	2/3/2022
	27,191	0	—	0.78	2/3/2012	(4)	2/3/2022
	22,769	7,590	—	0.78	2/3/2012	(5)	2/3/2022

Felix Theeuwes	58,750	0	—	1.58	2/10/2003	(6)	2/10/2013
	225,000	0	—	3.25	1/14/2004	(1)	1/14/2014
	125,000	0	—	3.20	12/17/2004	(1)	12/17/2014
	250,000	0	—	5.27	1/6/2006	(1)	1/6/2016
	175,000	0	—	4.34	1/11/2007	(1)	1/11/2017
	175,000	0	—	5.89	1/18/2008	(1)	1/18/2018
	196,875	13,125	—	3.11	1/27/2009	(3)	1/27/2019
	98,875	14,125	—	2.09	5/21/2009	(3)	5/27/2019
	144,375	65,625	—	2.18	1/22/2010	(3)	1/22/2020
	81,443	0	—	2.18	1/22/2010	(4)	1/22/2020
	91,875	118,125	—	3.26	1/20/2011	(3)	1/20/2021
	24,375	105,625	—	0.78	2/3/2012	(3)	2/3/2022
	180,288	60,097	—	0.78	2/3/2012	(5)	2/3/2022

Su Il Yum	92,750	0	—	1.58	2/10/2003	(7)	2/10/2013
	25,000	0	—	2.75	12/15/2003	(1)	12/15/2013
	100,000	0	—	2.51	2/27/2004	(1)	2/27/2014
	100,000	0	—	3.20	12/17/2004	(1)	12/17/2014
	120,000	0	—	5.27	1/6/2006	(1)	1/6/2016
	131,000	0	—	4.34	1/11/2007	(1)	1/11/2017
	110,000	0	—	5.89	1/18/2008	(1)	1/18/2018
	131,250	8,750	—	3.11	1/27/2009	(3)	1/27/2019
	64,750	9,250	—	2.09	5/21/2009	(3)	5/27/2019
	85,937	39,063	—	2.18	1/22/2010	(3)	1/22/2020
	39,029	0	—	2.18	1/22/2010	(4)	1/22/2020
	61,250	78,750	—	3.26	1/20/2011	(3)	1/20/2021
	7,188	93,438	—	0.78	2/3/2012	(3)	2/3/2022
	15,538	15,539	—	0.78	2/3/2012	(5)	2/3/2022

(1)	The vesting associated with these option grants are as follows: one-fourth (1/4) of the total shares subject to such option shall vest on each one-year anniversary of the date of grant.
(2)	Dr. Brown was granted options to purchase 200,000 shares of our common stock on February 10, 2003. Such grant included options to purchase 106,000 shares that vest at a rate of 25% of the shares on each twelve-month anniversary of the vesting commencement date and options to purchase 94,000 shares that vest at a rate of 12.5% of the shares on each twelve-month anniversary of the vesting commencement date.
(3)	The vesting associated with these option grants are as follows: one-fourth (1/4) of the total shares subject to such option shall vest on the one-year anniversary of the date of grant, and one-sixteenth (1/16) of the total shares subject to the option shall vest quarterly over three (3) years following the one-year anniversary.
(4)	The vesting associated with these option grants are as follows: 100% of the total shares subject to such option shall vest on the date of grant.
(5)	The vesting associated with these option grants are as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service.
(6)	Dr. Theeuwes was granted options to purchase 225,000 shares of our common stock on February 10, 2003. Such grant included options to purchase 131,000 shares that vest at a rate of 25% of the shares on each twelve-month anniversary of the vesting commencement date and options to purchase 94,000 shares that vest at a rate of 12.5% of the shares on each twelve-month anniversary of the vesting commencement date. 166,250 shares have been exercised as of December 31, 2012.
(7)	Dr. Yum was granted options to purchase 92,750 shares of our common stock on February 10, 2003. Such grant included options to purchase 50,000 shares that vest at a rate of 25% of the shares on each twelve-month anniversary of the vesting commencement date and options to purchase 42,750 shares that vest at a rate of 12.5% of the shares on each twelve-month anniversary of the vesting commencement date.

EXERCISES

The following table shows for the fiscal year ended December 31, 2012, certain information regarding option exercises and stock vested during the last fiscal year with respect to our Named Executive Officers:

Option Exercises in Fiscal 2012 (1)

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
James E. Brown	—	—
Matthew J. Hogan	—	—
Felix Theeuwes	—	—
Su Il Yum	73,454	62,436

(1)	We do not currently utilize stock awards as part of our compensation plan. As such, we do not include information regarding stock awards that would otherwise appear as blank columns in this table.

CHANGE OF CONTROL AGREEMENTS

In April 2004, our Board of Directors adopted a change of control policy applicable to our officers who hold the rank of Vice President and above (who are not party to any other change of control agreement with us) which provides that, in the event that such officer’s employment is terminated without cause or constructively terminated, in connection with and prior to a change in our control, or within twenty-four months following a change in our control, then: (1) the unvested portion of any stock option held by such officer shall automatically accelerate so as to become completely vested as of the effective date of the termination, and (2) such officer shall receive a cash payment equal to one year of such officer’s then current salary, provided that such cash payment will be equal to two years of such officer’s then current salary in the case of James E. Brown or Felix Theeuwes. Any such benefits are conditioned upon such officer delivering to us an effective release releasing us or our successor from any and all claims the officer may have against such entities related to or arising in connection with his or her employment, term of such employment and termination thereof, and the officer agreeing, for the period during which she or he is receiving or has received payment of cash severance (but not exceeding two years), he or she will not, directly or indirectly, act as a partner, joint venturer, consultant, officer, director, employee, agent, independent contractor or stockholder of any company or business organization (including any unit or division of any company or organization) whose business is the development and marketing of products and services that are directly competitive with the products and services being developed and marketed by us immediately prior to our change of control. In September 2008, we amended the policy for compliance with Section 409A of the Code such that any such cash payment shall be payable in equal installments over the twelve month period, subject to a six month delay as required to avoid adverse tax consequences to “specified employees” under Code Section 409A.

In April 2004, our Board of Directors adopted a change of control policy applicable to all employees other than officers who hold the rank of Vice President and above which provides that, in the event that such employee’s employment is terminated without cause or constructively terminated, in connection with and prior to a change in our control, or within twenty-four months following a change in our control, then: (1) the unvested portion of any stock option held by such employee shall automatically accelerate so as to become completely vested as of the effective date of the termination, and (2) such employee shall receive a payment of 2 weeks of such employee’s then current salary for each full year of employment with us (taking into consideration the period of employment by the surviving entity as employment with us), up to a maximum total severance payment equal to 12 months of such employee’s then current salary.

Had a change in control occurred during fiscal 2012 and had their employment been terminated on December 31, 2012, our Named Executive Officers would have been eligible to receive the payments set forth in the columns under the heading “Terminations Within 24 Months of a Change in Control” in the table below.

Terminations Within 24 Months of a Change in Control
Name	Severance Payments	Value of Accelerated Unvested Options (1)
James E. Brown	$1,001,581	$18,158
Matthew J. Hogan	$315,738	$13,006
Felix Theeuwes	$995,255	$23,201
Su Il Yum	$323,198	$15,257

(1)	The value of accelerated vesting of the options is based solely on the excess, if any, of $0.92 per share, the closing market price on December 31, 2012, over the exercise price of the unvested portion (as of December 31, 2012) of our Named Executive Officers’ stock options. Because many of our stock options have exercise prices higher than our current stock price, if our stock value was higher at the time of any actual termination of employment, additional stock options could have considerable value.

DIRECTOR COMPENSATION

Overview of Compensation and Procedures

The Compensation Committee reviews the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

—	publicly available data describing director compensation in peer companies;

—	survey data collected by our human resources department; and

—	information obtained directly from other companies.

In 2009 and 2012, the Compensation Committee retained J. Richard & Co., an independent compensation consultant, to analyze director compensation programs used by public life sciences companies comparable to us. Based upon J. Richard & Co.’s analysis and input, the Compensation Committee determined that our director compensation was below that provided by companies comparable to us. As a result of these findings, and in an effort to ensure our ability to attract and retain qualified directors, we changed our non-employee director compensation structure in December 2009 and in April 2013.

We compensate non-employee members of the board through a mixture of cash and equity-based compensation. Effective December 2009, each non-employee director is eligible to receive an attendance fee of $1,500 for each Board meeting attended and $500 for each telephonic Board meeting, and a cash retainer fee equal to $30,000 per year (increased in December 2009 from $25,000 per year) paid on a quarterly basis in arrears. In addition, for each Board committee on which a non-employee director serves, he or she shall be eligible to receive an attendance fee of $1,000 for each committee meeting attended and a cash retainer fee equal to $8,000, $6,000 and $5,000 per year for serving on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee respectively (as compared to $7,500, $5,000 and $5,000 per year respectively for 2009) paid on a quarterly basis in arrears; provided that the cash retainer to be received by the chairperson of the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee is $22,500, $15,000 per year and $12,000 per year, respectively, each paid on a quarterly basis in arrears. In February 2013, to preserve cash and more closely align the interests of the Company’s directors with the interests of the Company’s stockholders, the non-employee directors also agreed to receive a portion of their retainers in stock options. The total shares subject to each option in lieu of cash retainer was determined by using a standard Black-Scholes option-pricing model. The exercise price per share of the options was $1.21, the closing price of the Company’s common stock on the NASDAQ Global Market on the date of grant. The vesting associated with the options is as follows: one-fourth (1/4) of the total shares subject to the option shall vest quarterly over one (1) year following the date of grant, subject to continued service. In the event of the optionee’s termination of service with the Company for a reason other than Cause, the post-termination exercise period for the options shall be seven (7) years, subject to the ten (10) year term of the option.

Name	Amount of Retainers Provided As Options ($)	Option Awards (Number of Shares subject to option grant)
Simon X. Benito	$15,000	18,987
Terrence F. Blaschke, M.D.	$15,000	18,987
Michael D. Casey	$15,000	18,987
David R. Hoffmann	$37,500	47,468
Armand P. Neukermans, Ph.D.	$15,000	18,987
Jon S. Saxe	$15,000	18,987

All of our current non-employee directors receive stock option grants as part of their compensation for their service. When each non-employee director first becomes a director, he or she receives nonstatutory options to purchase shares of our common stock, which by approval of the Board of Directors was increased by 5,000 shares to a total of 35,000 shares in December 2009. These options have a ten-year term and become exercisable in installments of one-third of the total number of shares granted on each anniversary of the grant. Additionally, each director who has served for at least 6 months will receive options to purchase an additional 20,000 shares of our common stock on the date of the annual stockholder meeting (Annual Grant), which by approval of the Board of Directors was increased by 5,000 shares to a total of 25,000 shares in December 2009 and was increased again by 10,000 shares to a total of 35,000 shares in April 2013, and such Annual Grant vests on the day before the first anniversary of the date of grant of the Annual Grant. These options are for a ten-year term. In each case, the size of the option grants would be adjusted to reflect any stock splits, stock dividends, combinations or similar transactions. The exercise price of the options granted under our Directors’ Plan must be at least 100% of the closing price of our common stock on the NASDAQ Global Market on the date the option is granted. The options may be exercised only (1) while the individual is serving as a director on the Board, (2) within 12 months after termination by death or disability or (3) within 12 months after the individual’s term as director ends for any other reason. Stock options to directors had been granted under our Directors’ Plan until the expiration of the plan in September 2010, after which stock options to directors have been granted under our 2000 Stock Plan.

Employee directors receive no additional compensation for serving on our Board of Directors.

The following table sets forth certain information regarding the compensation of each non-employee member of our Board of Directors for the fiscal year ended December 31, 2012.

Director Compensation for Fiscal 2012

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	All Other Compensation ($)	Total ($)
Simon X. Benito	58,000	14,230	—	72,230
Terrence F. Blaschke, M.D.	44,500	14,230	—	58,730
Michael D. Casey	60,000	14,230	—	74,230
David R. Hoffmann	72,500	14,230	—	86,730
Armand P. Neukermans, Ph.D.	55,000	14,230	—	69,230
Jon S. Saxe	58,000	14,230	—	72,230

(1)	Amounts shown represent the aggregate grant date fair value of the stock option awards. In June 2012, an option to purchase 25,000 shares of our common stock at $0.82 per share was granted under our 2000 Stock Plan to each of Drs. Blaschke and Neukermans and Messrs. Benito, Casey, Hoffmann and Saxe. For more information, please see Note 8 of the Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding the assumptions underlying the valuation of equity awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END—DIRECTORS

The following table sets forth certain information regarding outstanding equity awards at December 31, 2012 of all of our non-employee directors:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable
Simon X. Benito	160,000	25,000
Terrence F. Blaschke, M.D.	140,000	25,000
Michael D. Casey	172,000	25,000
David R. Hoffmann	142,000	25,000
Armand P. Neukermans, Ph.D.	166,000	25,000
Jon S. Saxe	184,000	25,000

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	20,910,769	$3.07	6,834,553	(2)(3)
Equity compensation plans not approved by security holders	—	$—	—

Total	20,910,769	$3.07	6,834,553

(1)	Consists of the following equity compensation plans: (i) our 2000 Stock Plan, (ii) our 2000 Directors’ Stock Option Plan, and (iii) our 2000 Employee Stock Purchase Plan.
(2)	Includes 6,460,743 shares of our common stock reserved under our 2000 Stock Plan.
(3)	Includes 373,810 shares of our common stock reserved under our 2000 Employee Stock Purchase Plan for future issuance.

CERTAIN RELATIONSHIPS

In accordance with the Audit Committee charter, the Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions (as defined in Item 404 of Reg. S-K), other than compensation transactions, which are subject to the auspices of the Compensation Committee. Although we have not entered into any financial transactions with any immediate family member of any of our directors or executive officers, if we were to do so, any such material financial transaction would need to be approved by the Audit Committee before we enter into such a transaction. The Audit Committee also reviews and approves our proxy statement and the information contained therein.

OTHER TRANSACTIONS

During the last fiscal year, we granted options to purchase common stock to our employees and directors as reported in this proxy statement.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors, other than for liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceedings against them as to which they could be indemnified.

Notwithstanding anything to the contrary set forth in any of the our filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Audit Committee Report shall not be deemed to be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

—	reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

—	based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee of the Board of Directors of DURECT Corporation:

Michael D. Casey

David R. Hoffmann

Armand P. Neukermans

Jon S. Saxe

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of Michael D. Casey, David R. Hoffmann, Armand P. Neukermans and Jon S. Saxe. No member of the committee nor any executive officer of the Company has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

AUDIT COMMITTEE REPORT

As required by NASDAQ rules, the Audit Committee of the DURECT Corporation Board of Directors is composed of three independent directors. The committee operates under a written charter adopted by the Board of Directors in March 2000 and last revised in June 2012.

The Audit Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of an accounting firm to be engaged as the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. Management is responsible for our internal controls and the financial reporting process. The Audit Committee is responsible for monitoring and overseeing these processes.

The Audit Committee held four meetings during the fiscal year 2012. Management represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles. In 2013, the Audit Committee met and reviewed and discussed the audited financial statements for fiscal year 2012 with management and the Company’s independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Audit Standard No. 16, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm, Ernst & Young LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. Additionally, the Audit Committee has discussed with Ernst & Young LLP the issue of its independence from DURECT Corporation.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The Audit Committee of the Board of Directors of DURECT Corporation:

Simon X. Benito

David R. Hoffmann

Jon S. Saxe

FEES BILLED FOR SERVICES RENDERED BY PRINCIPAL ACCOUNTANT

During the fiscal years ended December 31, 2012 and 2011, Ernst & Young LLP, our independent registered public accounting firm and principal accountants, billed the fees set forth below. All Audit Fees, Audit-Related Fees, Tax Fees and Other Fees for 2012 and 2011 were pre-approved by the Audit Committee according to the policies and procedures described above under the caption “The Board, Board Committees and Meetings—Audit Committee.”

	Years Ended December 31,
	2012	2011
Audit Fees	$755,384	$740,434
Tax Fees	50,000	50,000
Other Fees	3,075	1,330

	$808,459	$791,764

Audit Fees

Fees for audit services include fees associated with the audits of our annual financial statements and the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 included in our Form 10-K and the review of the financial statements included in our quarterly reports on Form 10-Q. Audit fees include fees for advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements. The 2012 audit fees also include approximately $55,000 related to the review of SEC registration statements and issuance of consents.

Tax Fees

Tax fees include tax compliance services related to preparation of tax returns, responding to inquiries of the Internal Revenue Service and other tax matters.

All Other Fees

Other fees consist of an annual subscription to on-line accounting information and updates.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, our executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and changes in ownership of our common stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. Based upon our review of the reporting forms we received and written representations from certain persons that no other reports were required to be filed by those persons, we believe that all filing requirements applicable to our officers, directors and 10% stockholders were complied with for fiscal year 2012.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or vote by telephone or the Internet as described on the proxy card.

By Order of the Board of Directors,

/s/ Matthew J. Hogan

Matthew J. Hogan

Chief Financial Officer and Secretary

April 29, 2013

Cupertino, California

DURECT

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT LINE SACKPACK

MR A SAMPLE

DESIGNATION (IF ANY)

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 25, 2013.

Vote by Internet

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X

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A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. Election of Directors: For Withhold For Withhold For Withhold +

01 - Felix Theeuwes 02 - Simon X. Benito 03 - Terrence F. Blaschke

For Against Abstain For Against Abstain

2. Say on Pay - An advisory vote on the approval of executive compensation.

3. The ratification of our appointment of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year.

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DURECT

Proxy — DURECT Corporation

Notice of 2013 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting — June 25, 2013

James E. Brown and Felix Theeuwes, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of DURECT Corporation to be held on Tuesday, June 25, 2013 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)